CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                          GUM TECH INTERNATIONAL, INC.

     Gum Tech International, Inc. (the "COMPANY"), a corporation organized and existing under the laws of the State of Utah, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 16-10a-602 of the Utah Revised Business Corporation Act, the Board of Directors, as of May 28, 1999, duly adopted resolutions without shareholder action (shareholder action was not required) (i) authorizing a series of the Company's previously authorized preferred stock, no par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Two Thousand (2,000) shares of Series A Preferred Stock of the Company, as follows:

               RESOLVED, that the Company is authorized to issue 2,000 shares of Series A Preferred Stock (the "PREFERRED SHARES"), no par value per share, which shall have the following powers, designations, preferences and other special rights:

         (1) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Utah Revised Business Corporation Act, and as expressly provided in this Certificate of Designations.

         (2) DIVIDENDS. Each Preferred Share shall bear dividends ("DIVIDENDS") at a rate of 14.0% per annum, which shall be cumulative, accrue daily from the date of issuance of each Preferred Share (the "ISSUANCE DATE") and be payable in cash on June 30, September 30, December 31 and March 31 of each calendar year until the Maturity Date (as defined below) (each a "DIVIDEND DATE"). If a Dividend Date is not a Business Day (as defined below) then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Any accrued and unpaid dividends which are not paid within five (5) Business Days following the Dividend Date for such accrued and unpaid dividends shall bear interest at the rate of 18.0% per annum from such Dividend Date until the same are paid in full (the "DEFAULT INTEREST"). For purposes hereof, "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on

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
which commercial banks in the City of Chicago are authorized or required by law to remain closed.

         (3) CONVERSION OF PREFERRED SHARES AT MATURITY.

         (a) CONVERSION. Upon the second anniversary of the Issuance Date (the "MATURITY DATE") each Preferred Share shall automatically convert into a number of shares of common stock of the Company, no par value per share ("COMMON STOCK"), determined by dividing the Stated Value (as defined below) of such Preferred Share plus any accrued and unpaid dividends and any Default Interest thereon by the Conversion Price (as defined below). The Company shall not issue any fraction of a share of Common Stock upon such conversion, but instead, shall round such fraction of a share of Common Stock up or down to the nearest whole share. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

               (i) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on the Nasdaq National Market (the "PRINCIPAL MARKET") as reported by Bloomberg Financial
          Markets ("BLOOMBERG"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(c) below with the term "Closing Bid Price" being substituted for the term "Conversion Price."

               (ii) "CONVERSION PRICE" means, as of any date, the product of (x) the average of the Closing Bid Prices for the Common Stock for the twenty (20) consecutive trading days immediately preceding such date and (y) eighty percent (80%). (Such determination to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.)

               (iii)  "SECURITIES   PURCHASE  AGREEMENT"  means  the  Securities
          Purchase Agreement by and among the Company and the original holders of the Preferred Shares named therein.

               (iv) "STATED VALUE" means $1,000.00.

         (b) MECHANICS OF CONVERSION. On the Maturity Date, all holders of Preferred Shares shall surrender all stock certificates representing such shares to the Company, duly endorsed for cancellation. Within one business day after receipt of Preferred Shares duly endorsed for cancellation, the Company shall issue to the holder surrendering such shares a stock certificate representing a number of shares of Common Stock determined in accordance with Section 3(a); provided, that in lieu of issuing shares of Common Stock in respect of the conversion of Preferred Shares upon the Maturity Date, the Company may, upon written notice delivered to the holders of Preferred Shares no later than 30 Business Days prior to the Maturity Date, elect to redeem all outstanding Preferred Shares on the Maturity Date by paying to each holder an amount of cash equal to the aggregate Stated Value of all Preferred Shares being redeemed, plus any accrued and unpaid dividends and Default Interest thereon. Any such payment shall be made to a holder of Preferred Shares on the Maturity Date by wire transfer of immediately available funds to an account designated by such holder, provided that such holder has surrendered such holder's Preferred Shares, duly endorsed for cancellation, on or prior to such date.

         (c) DISPUTE RESOLUTION. If a holder of Preferred Shares and the Company are unable to agree upon the determination of the Conversion Price then the Company shall within three (3) Business Days submit via facsimile the disputed determination to an independent, reputable investment bank selected by the Company and approved by the holders of such Preferred Shares. The Company shall cause the investment bank to perform the determination of the Conversion Price and notify the Company and the holder of the results no later than five (5) business days from the time it receives the disputed determination. Such investment bank's determination of the Conversion Price shall be binding upon all parties absent manifest error.

         (d) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Maturity Date.

         (e) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

     (4) REDEMPTION AT OPTION OF HOLDERS UPON EVENT OF DEFAULT.

         (a) REDEMPTION OPTION. In addition to all other rights of the holders of Preferred Shares contained herein, after an Event of Default (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem for cash all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to, in the case of an Event of Default described in clauses (i), (ii) and (iv) below, 110% of the Stated Value or, in the case of an Event of Default other than an Event of Default described in clauses (i), (ii) and (iv) below, 100% of the Stated Value, in each case together with accrued but unpaid dividends and Default Interest thereon ("REDEMPTION PRICE"). An "EVENT OF DEFAULT" shall be deemed to have occurred at such time as any of the following events shall have occurred:

               (i) the failure of the registration statement (the "REGISTRATION STATEMENT") filed pursuant to that certain registration rights agreement by and between the Company and the initial holders of the Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT") to be declared effective by the Securities and Exchange Commission (the "SEC") on or prior to the date that is 150 days after the original date of issuance of the Preferred Shares (the "SCHEDULED EFFECTIVE DATE");

               (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement (and subject to the Allowable Grace Periods set forth in Section 3(u) thereof), the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Shares;

               (iii) the suspension from trading or failure of the Common Stock to be listed on the Principal Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

               (iv) upon the Company's failure to pay the Stated Value or dividends on the Preferred Stock when due and payable pursuant to the terms hereof (including, without limitation, the mandatory prepayment of fifty percent (50%) of the original Stated Value of the Preferred Shares within twelve (12) months following the Closing Date (as defined in the Securities Purchase Agreement) as provided in Section
          16);

               (v) the Company or any Subsidiary (A) is generally not paying, or admits in writing its  inability to pay, its debts as they become due,
          (B) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
          (E) is adjudicated as insolvent or to be liquidated, or (F) takes corporate action for the purpose of any of the foregoing;

               (vi) on or prior to December 31, 2000, Gary S. Kehoe shall cease to be employed in the capacity of an executive officer of the Company with substantial responsibility for day-to-day operation of the Company's gum business;

               (vii) the Company defaults in the performance of or compliance with any term contained in this Certificate of Designations, the Securities Purchase Agreement, or the Registration Rights Agreement (other than those referred to in subparagraph (iv) above) and such default is not remedied within 30 days after the earlier of (A) an officer of the Company obtaining actual knowledge of such default and (B) the Company receiving written notice of such default from any holder of Preferred Shares; or

               (viii) any  representation  or warranty  made in writing by or on behalf of the Company or by any officer of the Company in any agreement, document, certificate or instrument furnished in connection with the Securities Purchase Agreement or the transactions contemplated thereby proves to have been false or incorrect in any material respect on the date as of which made, provided however, that the holders of Preferred Shares agree that there shall not be an Event of Default hereunder based upon a claim that any projections prepared by the Company were materially misleading so long as at the time such projections were prepared, the Company had a reasonable basis for making such projections.

         (b) REDEMPTION NOTICES. Within one (1) day after the occurrence of an Event of Default or upon notice of an event which would constitute an Event of Default, the Company shall deliver written notice thereof via facsimile and overnight courier ("DEFAULT NOTICE") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Default Notice and such holder becoming aware of an Event of Default, any holder of Preferred Shares then outstanding may require the Company to redeem any or all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION") to the Company, which Notice of Redemption shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the aggregate Redemption Price. Upon the Company's receipt of a Notice of Redemption from any holder of Preferred Shares, the Company shall immediately notify each other holder of Preferred Shares by facsimile of the Company's receipt of such notice.

         (c) PAYMENT OF REDEMPTION PRICE. Each holder which has sent a Notice of Redemption to the Company shall promptly submit to the Company such holder's stock certificates representing Preferred Shares which such holder has elected to have redeemed. The Company shall deliver the Redemption Price to such holder within five business days after the Company's receipt of a Notice of Redemption; provided that a holder's stock certificates representing Preferred Shares shall have been so delivered to the Company. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations or otherwise, pay to each holder interest at the rate of 2.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

         (d) VOID REDEMPTION.  Notwithstanding the foregoing  provisions of this
Section 4, if the Company receives a Notice of Redemption in connection with an Event of Default arising out of the occurrence of an event described in clause
(i), (iii) or (vi) of Section 4(a), and such occurrence is by reason of events which are not solely within the control of the Company, the Company shall not be required to effect any redemption of the Preferred Shares pursuant to such notice; provided, that the Company shall be required to provide the holder submitting such Notice of Redemption with (i) a certificate of the Company's Chief Financial Officer stating that (x) the Event of Default in question has occurred by reason of events which are not solely within the control of the Company and (y) the redemption of the Preferred Shares in connection with such Event of Default would result in the Company being required to classify the Series A Preferred Stock as redeemable preferred stock on a balance sheet of the Company prepared in accordance with generally accepted accounting principles and practices ("GAAP") and (ii) an Auditors Determination (as defined below). For purposes hereof, an "AUDITORS DETERMINATION" means a determination requested by the Company and signed by the Company's independent accounting firm (the "AUDITORS") concurring with the Company's conclusion that a requirement of the Company to redeem, or a right of any holder of Preferred Shares to require redemption of, Preferred Shares by reason of the occurrence of an Event of Default described in clause (i), (iii) or (vi) of Section 4(a) would result in the Company being required to classify the Series A Preferred Stock as redeemable preferred stock on a balance sheet of the Company in accordance with GAAP. The Auditors Determination shall (1) set forth in reasonable detail all relevant facts considered by the Auditors in connection therewith, (2) set forth all applicable accounting principles and assumption used, and (3) set forth in reasonable detail or attach copies of all legal, expert and other advice or information used by the Auditors in reaching their conclusion. To the extent any facts are assumed for purposes of either the Company's conclusion or the Auditors Determination, the validity of such conclusion or determination shall depend upon such assumed facts being true and complete in all material respects. In the event that the Company is not obligated to redeem Preferred Shares as a result of the application of the provisions of this Section 4(d), the holder of such Preferred Shares shall have the right to rescind such holder's Notice of Redemption as provided in Section 4(e) below.

         (e) REDEMPTION RESCISSION. In the event that (x) the Company does not pay the Redemption Price within the time period set forth in Section 4(c), or
(y) the Company has voided a holder's request for redemption of Preferred Shares pursuant to Section 4(d), a holder of Preferred Shares shall have the option (the "RESCIND REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 4 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "RESCIND REDEMPTION NOTICE"). Upon the Company's receipt of such Rescind Redemption Notice, (i) the Notice of Redemption shall be null and void with respect to those Preferred Shares subject to the Rescind Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Rescind Redemption Notice to the holder, (iii) the holder of such Preferred Shares shall, on any date thereafter at such holder's option, be entitled to convert all or any portion of such holder's Preferred Shares (including accrued and unpaid dividends thereon plus any Default Interest) for shares of Common Stock at the Conversion Price and (iv) the dividend rate on the Preferred Shares set forth in Section 2 shall be increased to 24% per annum. Any conversion of Preferred Shares in connection with the preceding clause (iii) may be made by a holder on any date by delivery of a facsimile notice setting out the number of Preferred Shares (including accrued and unpaid dividends thereon plus any Default Interest) to be converted on such date and the calculation of the Conversion Price.

The Company shall deliver shares of Common Stock in respect of any such conversion within three (3) Business Days following receipt of such notice.

         (f) MISCELLANEOUS. A holder's delivery of a Rescind Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 4 of less than all of the Preferred Shares represented by a particular preferred stock certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

     (5) OTHER RIGHTS OF HOLDERS.

         (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, to the extent that holders of Preferred Shares have not elected to be redeemed pursuant to the provisions of Section 5(b), the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares at the Conversion Price). For purposes hereof, a "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         (b) OPTIONAL REDEMPTION UPON CHANGE OF CONTROL. In addition to the rights of the holders of Preferred Shares under Section 5(a), upon a Change of Control (as defined below) of the Company, each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the Redemption Price. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF CHANGE OF CONTROL") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON CHANGE OF CONTROL") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the aggregate Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) business day following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the aggregate Redemption Price to which a holder is entitled simultaneously with the consummation of the Change of Control; provided that, a holder's stock certificates representing the Preferred Shares being redeemed shall have been so delivered to the Company. Payments provided for in this Section 5(b) shall have priority to payments to other stockholders in connection with a Change of Control. For purposes of this
Section 5(b), "CHANGE OF CONTROL" means (i) the consolidation, merger or other business combination of the Company with or into another Person which action requires the approval of the Company's Board of Directors (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 30% of the outstanding shares of Common Stock which action requires the approval of the Company's Board of Directors.

         (6) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the

Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase
Rights.

         (7) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of the Stated Value plus accrued and unpaid dividends and Default Interest thereon (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

         (8) PREFERRED RANK. All shares of capital stock (other than Preferred Shares) shall be of junior rank to the Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of all such shares of capital stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Utah Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the

Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

         (9) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

         (10) VOTE TO CHANGE THE TERMS OF PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

         (11) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the stock certificate(s) representing the
Preferred Shares, the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

         (12) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         (13) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

         (14) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         (15) PAYMENTS. Any payments to be made hereunder shall be made by check or wire transfer of immediately available funds to the address, account or accounts of record of the holders of Preferred Shares on the books of the Company or to such other address, account or accounts as the holders of Preferred Shares shall notify the Company in writing from time to time.

         (16) REDEMPTION BY THE COMPANY.

         (a) MANDATORY AND OPTIONAL REDEMPTIONS. Subject to the provisions of this Section 16, the Company may, at its option, upon notice as provided below, redeem all or any part of, the Preferred Shares on a pro-rata basis (based upon the Stated Value of Preferred Shares outstanding at the time of redemption); provided that the Company must redeem at least fifty percent (50%) of the Stated Value of the Preferred Shares within twelve (12) months after the Closing Date (as defined in the Securities Purchase Agreement). Any redemption of the Preferred Shares shall be made at a price equal to 110% of the Stated Value so redeemed, plus accrued but unpaid dividends to the date of redemption and Default Interest thereon. The redemption may be made in cash or (no more often than once in each period of twenty (20) consecutive days during which securities are normally traded on the Principal Market (a "TRADING DAY")) by issuance of a number of shares of Common Stock determined by dividing the redemption amount by ninety five percent (95%) of the average of the Closing Bid Prices of the Common Stock for the twenty (20) consecutive Trading Days immediately preceding the date of the Company's notice of redemption described below in subsection 16(b). Notwithstanding the foregoing, the Company must redeem the Preferred Shares in cash (to the extent such redemption is required) if (i) any event constituting an Event of Default, or an event that with the passage of time would constitute an Event of Default if not cured, has occurred and is continuing on the date of the Company's notice of redemption as provided in Section 16(b) below or on the date of redemption, unless otherwise consented to in writing by the holder of the Preferred Shares entitled to receive such redemption, or (ii) the Registration Statement has not been declared effective by the SEC on or before the date of redemption. To the extent the Company elects or is required to redeem the Preferred Shares as provided in this Section 16, the Company shall also prepay a proportional amount of Notes (as defined in the Securities
Purchase Agreement) (based upon the unpaid principal amount of the Notes outstanding relative to the Stated Value of the Preferred Shares outstanding) as required pursuant to Section 8 of the Securities Purchase Agreement.

         b. NOTICE OF REDEMPTION. The Company will give each holder of Preferred Shares two (2) Trading Days prior written notice of each optional or mandatory redemption pursuant to Section 16(a). Any such redemption notice given by the Company shall be irrevocable. Each such notice shall specify the redemption date (which date shall not be more than three (3) Trading Days following the date of the redemption notice), the aggregate Stated Value of Preferred Shares to be redeemed on such date, and the accrued and unpaid dividend amount plus any Default Interest with respect to the Preferred Shares being redeemed.

         c. ALLOCATION OF PARTIAL REDEMPTION. In the case of any partial redemption of the Preferred Shares pursuant to Section 16(a), the proceeds of such redemption shall be applied pro-rata (based upon the aggregate Stated Value of each Preferred Share then outstanding) to the Preferred Shares then outstanding. To the extent any holder of Preferred Shares receives more than its pro-rata portion of any such redemption, it shall immediately turn over to the other holders of Preferred Shares, their respective portion of such redemption.

         d. EFFECT OF REDEMPTION; SURRENDER, ETC. In the case of each redemption of Preferred Shares pursuant to Section 16(a), each Preferred Share to be redeemed shall become due and payable on the date fixed for such redemption, together with dividends on such Preferred Share accrued to such date. From and after such date, unless the Company shall fail to pay such amount when so due and payable, together with the dividends as aforesaid, dividends on such amount shall cease to accrue. Any Preferred Share redeemed in full shall be surrendered to the Company and canceled and shall not be reissued, and no Preferred Share shall be issued in lieu of any Preferred Share redeemed pursuant to the provisions of this Section 16.

         e. LIMIT ON REDEMPTION AMOUNTS. Notwithstanding anything to the contrary set forth in this Section 16, the aggregate principal amount of Notes together with the Stated Value of Preferred Shares to be prepaid and redeemed by the Company at any one time shall be limited to an aggregate amount that would result in the issuance of shares of Common Stock not in excess of 200% of the average daily trading volume of the Common Stock on the Principal Market as reported by Bloomberg over the period of 20 consecutive Trading Days ending on the trading day immediately preceding the Company's notice of redemption delivered pursuant to Section 16(b).

         (17) LIMITATION ON ISSUANCE OF COMMON STOCK. Notwithstanding anything to the contrary set forth herein, the issuance of shares of Common Stock pursuant to the terms hereof (including, without limitation, Sections 3, 4, 5 and 16), whether upon conversion, redemption or otherwise, shall be subject to the provisions of Section 4.4 of the Securities Purchase Agreement.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Gary S. Kehoe, its President, as of the 28th day of May 1999.

                                           GUM TECH INTERNATIONAL, INC.


                                           By: /s/ Gary S. Kehoe
                                               ---------------------------------
                                           Name: Gary S. Kehoe
                                           Its: President